As filed with the Securities and Exchange Commission on October 14, 2016

Registration No. 333-213111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________________

Biocept, Inc.

(Exact name of registrant as specified in its charter)

__________________________

Delaware	8071	80-0943522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5810 Nancy Ridge Drive

San Diego, CA 92121

(858) 320-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Michael W. Nall

Chief Executive Officer and President

Biocept, Inc.

5810 Nancy Ridge Drive

San Diego, CA 92121

(858) 320-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Frederick T. Muto Charles J. Bair Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6142	Timothy C. Kennedy Chief Financial Officer Biocept, Inc. 5810 Nancy Ridge Drive San Diego, CA 92121 (858) 320-8200	John D. Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (646) 414-6846

__________________________

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☒

_________________________________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213111), as amended, declared effective on October 13, 2016 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of adding Exhibit 3.3 to the Registration Statement and replacing Exhibit 4.16 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit No.	Description of Exhibit

3.3(1)	Certificate of Amendment to Certificate of Incorporation of Biocept, Inc.
4.16	Form of warrant to purchase common stock.

(1)Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on the 14th day of October, 2016.

BIOCEPT, INC.

By:	/s/ Michael W. Nall
Michael W. Nall
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael W. Nall	Chief Executive Officer, President and Director (Principal Executive Officer)	October 14, 2016
Michael W. Nall

/s/ Timothy C. Kennedy	Chief Financial Officer, Senior VP of Operations and Secretary (Principal Financial Officer and Principal Accounting Officer)	October 14, 2016
Timothy C. Kennedy

*	Chairman and Director	October 14, 2016
David F. Hale

*	Director	October 14, 2016
Marsha A. Chandler

*	Director	October 14, 2016
Bruce E. Gerhardt

*	Director	October 14, 2016
Bruce A. Huebner

*	Director	October 14, 2016
Edward Neff

*	Director	October 14, 2016
Ivor Royston

*	Director	October 14, 2016
M. Faye Wilson

*By:

/s/ Timothy C. Kennedy
Timothy C. Kennedy Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.3(1)	Certificate of Amendment to Certificate of Incorporation of Biocept, Inc.
4.16	Form of warrant to purchase common stock.

(1)Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 29, 2016.